EXHIBIT 99.1

SMTC Reports Second Quarter Fiscal Year 2017 Results

TORONTO, Aug. 02, 2017 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced second quarter 2017 unaudited results.

Second Quarter Fiscal 2017 Results Summary:

  Revenue of $33.0 million

  Gross profit of $1.4 million

  Net loss of $(6.0) million

  Adjusted EBITDA of $(3.6) million (before restructuring charges and after impairment of PP&E)

  Debt, net of cash, of $10.7 million

  Restructuring charges of $1.4 million related to the May 15, 2017 Restructuring Plan announced by the Company

  Impairment of property, plant and equipment of $1.6 million recorded

  Additional provisions for bad debt of $0.8 million, excess & obsolete materials of $0.5 million, and customer accommodations of $0.7 million.

Revenue for the second quarter of fiscal 2017 was $33.0 million compared to $43.6 million in the same quarter in the prior year and essentially flat compared to $33.2 million in the first quarter of fiscal 2017. The reduction from the prior year is primarily the result of volume reductions from one customer, however, quarter over quarter our revenue has stabilized.

Gross profit for the second quarter of 2017 decreased by $1.7 million to $1.4 million or 4.3% of revenue compared with $3.1 million or 7.1% of revenue for the same period in 2016.  Adjusted gross profit as a percentage of revenue in the second quarter of 2017 was 3.4% compared to 7.2% in the same period of the prior year.  Gross profit for the second quarter decreased by $2.1 million compared with $3.6 million or 10.7% of revenue in the prior quarter.  Adjusted gross profit as a percentage of revenue in the second quarter of 2017 was 3.4% compared to 6.9% in the prior quarter. The reduction in gross margin in the second quarter of 2016 is due to additional inventory provisions for excess and obsolete materials of $0.5 million and customer accommodations of $0.7 million recorded in the quarter. In addition, further reduction in gross margin from the prior year quarter is due to reduced revenue to cover fixed costs and product mix.

Net loss was $(6.0) million for the second quarter of 2017 compared to a net loss of $(0.6) million for the second quarter in prior year and a net loss of $(0.3) million in the first quarter. Adjusted EBITDA reduced to $(3.6) million in the second quarter of 2017 from $0.9 million for the same period in the prior year and $(0.3) million in the first quarter of 2017.  The reduction in the second quarter of 2017 is partially due to the aforementioned additional charges in the second quarter of 2017 and lower revenue compared to the same quarter in the prior year.

Included in selling, general and administrative expenses for the quarter ended July 2, 2017 was an additional provision for bad debt expense of $0.8 million related to one customer that management does not believe is collectible.  This increase in selling, general and administrative expenses was partially offset by reductions in labor as a result of the previously announced Restructuring Plan.

In addition, there were non-cash charges incurred in the quarter ended July 2, 2017 for impairment of property, plant and equipment predominantly related to the U.S. and China segments of $1.6 million.  With the onboarding of the Company’s new Chief Operating Officer, each facility’s capabilities and capital requirements was assessed.  As part of this assessment, it was determined that $0.6 million in assets specifically identified as having no future use were impaired. The remaining impairment charges of $1.0 million related to the U.S segment asset group, specifically due to continued site operating losses.

Restructuring charges of $1.4 million were recorded during the second quarter of 2017 as a result of the Restructuring Plan communicated on May 15, 2017. The closure of the Suzhou facility is underway, with final production and transfer of customers completed at the end of July 2017.  The closure is substantially complete with minor wind down activities remaining.

Chief Financial Officer Roger Dunfield stated “Although we had a challenging quarter, we executed in accordance with our Restructuring Plan and incurred some significant charges for impairment and other provisions. These charges impacted our net loss and Adjusted EBITDA for the quarter by $5.0 million and $3.6 million, respectively.  I am encouraged that we had a debt net of cash of $10.7 million which was down from the first quarter of 2017.  We remained in compliance with bank covenants for the quarter and would like to thank PNC for the continued support during this transition period.”

Chief Executive Officer Edward Smith stated “We have executed on our plan to right size the Company to the level of business we currently operate at today.  We believe sales have leveled and we are building a robust pipeline for future revenue expansion.  In addition if you add back the impairment charges and additional provisions for bad debt, inventory and customer accommodations, Adjusted EBITDA would be slightly positive. Furthermore, if we had experienced a full quarter of savings related to the restructuring plan, pro-forma Adjusted EBITDA would have been positive.  I am optimistic about the future and I would like to thank our employees for all that they do.  I would like to also thank our customers for continuing to choose us as their manufacturing partner and our suppliers for the continued support.”

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures.  Adjusted EBITDA is computed as net income (loss) from operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock based compensation, interest and income tax expense.  SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment.  Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts.  Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue.  A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies.  SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods.  SMTC believes these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business.  Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net income (loss), as reflected in SMTC’s consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, networking and computing, power and energy and medical market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended			Six months ended

(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	July 2, 2017	April 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Revenue	$32,995	$33,178	$43,615	$66,173	$85,535
Cost of sales	31,575	29,621	40,526	61,196	77,566
Gross profit	1,420	3,557	3,089	4,977	7,969
Selling, general and administrative expenses	4,110	3,762	3,360	7,872	6,913
Impairment of property,plant and equipment	1,601	-	-	1,601	-
Gain on sale of property,plant and equipment	-	-	-	-	(5)
Restructuring charges	1,351	-	-	1,351	176
Operating earnings (loss)	(5,642)	(205)	(271)	(5,847)	885
Interest expense	217	179	203	396	434
Earnings (loss) before income taxes	(5,859)	(384)	(474)	(6,243)	451
Income tax expense (recovery)
Current	168	127	99	295	103
Deferred	(14)	(134)	31	(148)	(15)
	154	(7)	130	147	88
Net earnings (loss), also being comprehensive income (loss)	$(6,013)	$(377)	$(604)	$(6,390)	$363

Basic earnings (loss) per share	$(0.36)	$(0.02)	$(0.04)	$(0.38)	$0.02
Diluted earnings (loss) per share	$(0.36)	$(0.02)	$(0.04)	$(0.38)	$0.02

Weighted average number of shares outstanding
Basic	16,807,333	16,660,900	16,510,180	16,734,117	16,498,032
Diluted	16,807,333	16,660,900	16,510,180	16,734,117	17,546,778

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	July 2, 2017	January 1, 2017
Assets

Current assets:
Cash	$4,107	$8,503
Accounts receivable - net	21,540	22,624
Inventories	25,095	20,674
Prepaid expenses and other assets	2,017	2,453
Derivative assets	300	-
Income taxes receivable	17	17
	53,076	54,271
Property, plant and equipment - net	11,574	14,437
Deferred financing costs - net	110	70
Deferred income taxes - net	374	226
	$65,134	$69,004

Liabilities and Shareholders' Equity

Current liabilities:
Revolving credit facility	$5,488	$2,731
Accounts payable	24,543	23,078
Accrued liabilities	5,421	4,604
Derivative liabilities	-	1,256
Income taxes payable	39	190
Current portion of long-term debt	2,000	2,000
Current portion of capital lease obligations	169	389
	37,660	34,248
Long-term debt	7,000	8,000
Capital lease obligations	181	269

Shareholders’ equity:
Capital stock	394	391
Additional paid-in capital	265,121	264,928
Deficit	(245,222)	(238,832)
	20,293	26,487
	$65,134	$69,004

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Six months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Operations:
Net earnings (loss)	$(6,013)	$(604)	$(6,390)	$363
Items not involving cash:
Depreciation	971	1,021	1,950	2,021
Unrealized foreign exchange loss (gain) on unsettled forward
exchange contracts	(284)	47	(1,556)	(999)
Impairment of property, plant and equipment	1,601	-	1,601	-
Gain on sale of property, plant and equipment	-	-	-	(5)
Deferred income taxes (recovery)	(14)	31	(148)	(15)
Amortization of deferred financing fees	6	8	11	17
Stock-based compensation	(7)	128	196	224
Change in non-cash operating working capital:
Accounts receivable	2,831	252	1,084	3,386
Inventories	(2,292)	668	(4,421)	1,125
Prepaid expensesand other assets	520	63	436	86
Income taxes payable	9	(14)	(151)	(51)
Accounts payable	3,177	1,371	1,687	(4,303)
Accrued liabilities	405	94	821	(1,086)
	910	3,065	(4,880)	763
Financing:
Net (repayment) advances of revolving credit facility	13	(801)	2,757	(1,749)
Repayment of long-term debt	(500)	(250)	(1,000)	(500)
Principal payment of capital lease obligations	(125)	(122)	(308)	(252)
Proceeds from sales leaseback	-	509	-	509
Deferred financing costs	(51)	-	(51)	-
	(663)	(664)	1,398	(1,992)
Investing:
Change in restricted cash	-	164	-	274
Purchase of property, plant and equipment	(403)	(791)	(914)	(1,363)
Proceeds from sale of property, plant and equipment	-	-	-	69
	(403)	(627)	(914)	(1,020)
Increase (decrease) in cash	(156)	1,774	(4,396)	(2,249)
Cash, beginning of period	4,263	2,076	8,503	6,099
Cash, end of the period	$4,107	$3,850	$4,107	$3,850

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended			Six months ended
	July 2, 2017	April 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Net earnings (loss)	$(6,013)	(377)	$(604)	$(6,390)	$363
Add (deduct):
Stock compensation expense (reversal)	(7)	203	128	196	224
Interest	217	179	203	396	434
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	(284)	(1,272)	47	(1,556)	(999)
Income tax expense	154	(7)	130	147	88
Depreciation	971	979	1,021	1,950	2,021
Restructuring charges	1,351	-	-	1,351	176
Adjusted EBITDA	(3,611)	(295)	925	(3,906)	2,307

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended			Six months ended
	July 2, 2017	April 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Gross Profit	$1,420	3,557	$3,089	$4,977	$7,969
Add (deduct):
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	(284)	(1,272)	47	(1,556)	(999)
Adjusted Gross Profit	1,136	2,285	3,136	3,421	6,970

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (289) 378.5851
Email: blair.mcinnis@smtc.com